UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 20, 2015

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On March 20, 2015, the Board of Directors (the “Board”) of Rovi Corporation (the “Company” or “Rovi”) approved the election of N. Steven Lucas as a member of the Board, effective as of March 20, 2015 (the “Effective Date”). Rovi expanded the size of the Board from six to seven to accommodate the addition of Mr. Lucas. Mr. Lucas will serve until the Annual Meeting of Stockholders in 2015, or until such time as his successor is duly elected and qualified or as otherwise provided in Rovi’s certificate of incorporation and bylaws. The Board has determined that Mr. Lucas is independent under Rovi’s Corporate Governance Guidelines, applicable U.S. Securities and Exchange Commission (SEC) requirements and NASDAQ listing standards. The Board has not yet determined which of its committees, if any, on which Mr. Lucas will serve or any revised composition of such committees. There are no arrangements or understandings between Mr. Lucas and any other person pursuant to which Mr. Lucas was selected as a director. There are no transactions involving Mr. Lucas that would be required to be reported under Item 404(a) of Regulation S-K.

As of the Effective Date, Mr. Lucas will participate in Rovi’s non-employee director compensation arrangements which are described in Rovi’s proxy statement for its 2014 annual meeting of stockholders filed by Rovi with the SEC on March 11, 2014. Under such arrangements, Mr. Lucas will receive a prorated annual retainer for the year starting on the effective date of Mr. Lucas’s appointment and will receive the initial equity award described in the proxy statement.

On March 23, 2015, Rovi issued a press release that announced the election of Mr. Lucas to the Board as of March 20, 2015, a copy of which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events.

On March 23, 2015, Rovi issued a press release that announced the election of Mr. Lucas to the Board as of March 20, 2015, a copy of which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description

99.1	Press Release dated March 23, 2015, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: March 23, 2015	By:	/s/ Pamela Sergeeff
Pamela Sergeeff
Executive Vice President & General Counsel